COMPENSATION AND FEES TO THE GENERAL
                             PARTNERS AND AFFILIATES


     In connection with this Offering and the operation and liquidation of the Fund, the General Partners and certain Affiliates thereof will receive the types and amounts of compensation, fees and distributions summarized below. References herein to deferred fees or commissions (the "Deferred Fees") refer to the Deferred Fees that will be paid by the Fund from the proceeds of Operational Stage Financing or Sale, or, if not paid within three years from the date that Investors are first admitted to the Fund, from operating revenues or the proceeds of additional indebtedness.


Entity Receiving Fee,           Type of Compensation or Distribution, Method of
Compensation or Distribution    Determination and Estimated Minimum and Maximum
                                Amounts

                        OFFERING AND ORGANIZATIONAL STAGE


Alex. Brown Realty              Selling Commissions of a maximum of 7% of
                                Capital Contributions, payable 5% from
Securities, Inc., the Selling   the proceeds of the Offering, and the remaining
                                2% deferred. Selling Commissions will
Agent*                          be reduced for certain volume purchases in
                                accordance with the schedule shown in
                                "Offer and Sale of Units."  Selling  Commissions
                                will be a maximum  of  $451,850  if the  Minimum
                                Offering Amount is raised  (payable  $322,750 at
                                the time that Investors are admitted to the Fund
                                and $129,100  deferred),  and a maximum total of
                                $1,890,000  if the  Maximum  Offering  Amount is
                                raised  (payable  $1,350,000  at the times  that
                                Investors  are admitted to the Fund and $540,000
                                deferred).    See    "Conflicts   of   Interest-
                                Transactions  Between  the Fund and the  General
                                Partners and Affiliates."

Administrative General          A non-accountable Offering and Promotional
                                Expenses Reimbursement Allowance of
Partner                         2% of Capital Contributions, payable from the
                                proceeds of the Offering. The allowance
                                will be $129,100 if the Minimum  Offering Amount
                                is raised and a total of $540,000 if the Maximum
                                Offering  Amount is raised.  The  Administrative
                                General  Partner  will  be  responsible  for all
                                offering and promotional  expenses in connection
                                with the Fund, including  accounting,  legal and
                                escrow  and  depository  fees,  printing  costs,
                                registration  and filing fees,  including  "Blue
                                Sky"  fees,  and   advertising,   marketing  and
                                promotion costs associated with the Offering. If
                                such expenses  exceed the allowance  paid by the
                                Fund, the  Administrative  General  Partner will
                                bear the expense;  conversely,  if such expenses
                                are less than the allowance,  the Administrative
                                General  Partner  will be entitled to retain the
                                remaining  balance.  See  "Fund  Objectives  and
                                Policies"        and        "Conflicts        of
                                Interest-Transactions Between the Fund and the General Partners and Affiliates."

Flournoy Development            An Acquisition Fee of 4 % of Capital
                                Contributions, payable 3% from the proceeds of
Company**                       the Offering,  and l % deferred.  The fee will
                                be $290,475 if the Minimum Offering
                                Amount is raised (payable $193,650 at the time
                                that Investors are admitted to the Fund
                                and $96,825 deferred), and a total of $1,215,000
                                if the Maximum Offering Amount is
                                raised (payable $810,000 at the times that
                                Investors are admitted to the Fund and
                                $405,000 deferred). Flournoy Development Company
                                has provided or will provide services to the
                                Fund in connection with the acquisition and
                                planned development of the Properties, including
                                site selection, negotiation of purchase prices
                                and terms, undertaking of option agreements for
                                the acquisition of sites pending conveyance to
                                the Fund, work concerning zoning, permits, water
                                and sewer  connections and related matters,  and
                                project design and planning.
--------------
*An Affiliate of the Administrative General Partner.
**An Affiliate of the Development General Partner.

Entity Receiving Fee,           Type of Compensation or Distribution, Method of
                                Determination
Compensation or Distribution    and Estimated Minimum and Maximum Amounts

                  OFFERING AND ORGANIZATIONAL STAGE (continued)


                           See "Fund Objectives and Policies-The Properties" and "Conflicts of Interest-Transactions Between the Fund and the General Partners and Affiliates."

Administrative General          Organizationa and Start-Up Fee of 4 % of Capital
Partner                         Contributions,   payable  3%  from  the
                                proceeds of the Offering,  and 1 % deferred. The
                                fee will be  $290,475  if the  Minimum  Offering
                                Amount is raised  (payable  $193,650 at the time
                                that  Investors  are  admitted  to the  Fund and
                                $96,825 deferred),  and a total of $1,215,000 if
                                the Maximum  Offering  Amount is raised (payable
                                $810,000  at  the  times  that   Investors   are
                                admitted to the Fund and $405,000 deferred). The
                                Administrative  General Partner has provided and
                                will  provide  services to the Fund in preparing
                                the  structure  of  the  Fund,  consulting  with
                                various professionals regarding the organization
                                of the Fund, and  supervising  and reviewing the
                                preparation of all documents,  filings and other
                                instruments  related  to  the  Fund.  See  "Fund
                                Objectives   and  Policies"  and  "Conflicts  of
                                Interest-Transactions Between the Fund and the General Partners and Affiliates."

Development General             $23,583, or $7,000 per acre, in payment
                                for the  sale to the Fund of  approximately  3.4
Partner                         acres  of  land  that  will   comprise
                                approximately  21% of the site for  Property II.
                                The Development  General Partner  purchased this
                                land in 1983 and will sell it to the Fund at the
                                per acre price paid at that time. The balance of
                                the  Property  II site,  or  approximately  12.9
                                acres,  will be purchased  from an  unaffiliated
                                individual   for  a  price   of   $147,540,   or
                                approximately $11,440 per acre. See "Conflicts of Interest- Transactions Between the Fund and the General Partners and Affiliates" and "The
                                Properties-Acquisition of Sites."

                                                              OPERATIONAL STAGE


Flournoy Construction           Construction profit,  estimated to
Company, the General            be  7.8%  of the  amount  of  each  Construction
Contractor**                    Contract,  pursuant to a
                                guaranteed fixed price Construction Contract for
                                each Property.  The Construction Contract prices
                                were  determined  by  negotiation   between  the
                                Administrative  General  Partner and the General
                                Contractor,    are   based   on   the    General
                                Contractor's  costs  of  construction  of  prior
                                projects  similar  to the  Properties,  and  are
                                believed   by  the   General   Partners   to  be
                                reasonable   and   competitive.   The  estimated
                                construction   profit   with   respect   to  the
                                Properties is consistent  with or less than that
                                charged   by   the   General    Contractor    to
                                unaffiliated  parties for similar services.  See
                                "Management of the Fund-The General  Contractor"
                                and "Conflicts of Interest- Transactions Between
                                the   Fund   and  the   General   Partners   and
                                Affiliates."    It   is   estimated   that   the
                                construction   profit   will  be   approximately
                                $396,000  with  respect to Property I,  $376,000
                                with  respect  to  Property  II,  $445,000  with
                                respect  to  Property  III,  and  $387,000  with
                                respect  to   Property   IV.  If  the  costs  of
                                construction  exceed the  Construction  Contract
                                prices,  the  General  Contractor  will bear the
                                expense;    conversely,    if   the   costs   of
                                construction  are less than the contract prices,
                                the  General  Contractor  will  be  entitled  to
                                retain   any   savings.
--------------
**An Affiliate of the Development General Partner.

Entity Receiving Fee,           Type of Compensation or Distribution, Method of
                                Determination
Compensation or Distribution    and Estimated Minimum and Maximum Amounts

                          OPERATIONAL STAGE (continued)


                                Construction   payments  will  be  made  by  the
                                Administrative General Partner to the General Contractor on a Property-by-Property, percentage-of-completion basis pursuant to draw requests certified by an architect retained by the Fund and reviewed by an independent construction monitor. See "Fund Objectives and Policies," "The Properties-Construction
                                Contracts"        and        "Conflicts       of
                                Interest-Transactions Between the Fund and the General Partners and Affiliates."

Flournoy Properties,  Inc.,     A Property  Management  Fee, payable monthly to
                                Fournoy Properties, Inc., for
the Property  Manager**         the management  of each
                                Property  of  5%  of  gross  monthly   operating
                                revenues of the Property.  See "Fund  Objectives
                                and    Policies,"    "The    Properties-Property
                                Management Agreements," "Management of the Fund"
                                and "Conflicts of Interest-Transactions  Between
                                the   Fund   and  the   General   Partners   and
                                Affiliates."

The Selling   Agent,*           Respectively,   payments  of
                                deferred  Selling  Commissions  of 2% of Capital
Flournoy Development            Contributions,  a deferred
                                Acquisition Fee of 1 % of Capital Contributions,
Company** and the               and a deferred  Organization
                                and Start-Up Fee of 1 % of Capital Contributions
Administrative General          (see discussion  Administrative  General of such
                                fees,  above). The Deferred Fees will be paid by
Partner                         the Fund no later than three years from
                                the date Investors are first admitted to the Fund. See "Fund Objectives and Policies-Deferral of Portions of Certain Fees and Commissions" and "Conflicts of Interest-Transactions Between the
                                Fund and the General Partners and Affiliates."

General Partners                The  Development   General   Partner's
                                Interest of 1%, and the  Administrative  General
                                Partner's  Interest of 1% in Net Cash Flow.  See
                                "Allocations and Distributions" and "Conflicts of Interest."

General Partners                The  Development   General   Partner's
                                Interest of 1%, and the  Administrative  General
                                Partner's  Interest of 1% in the Net Proceeds of
                                Operational Stage Financing,  payable only after
                                the  payment  to  Investors  of  100%  of  their
                                Adjusted   Capital   Balance   plus  any  unpaid
                                Preferred    Return.    See   "Allocations   and
                                Distributions."

John F. Flournoy and Realty     Interests of 14% and 4%,
Associates  1986  Limited       respectively,   as  Class  B  Limited  Partners,
                                in
Partnership,* in their          the Net Proceeds of Operational Stage
capacities as Class
B Limited
Partners  of
the Fund                        Financing,  payable  only after  the payment to
                                Investors of 100% of their
                                Adjusted  Capital Balance plus
                                any unpaid Preferred Return. See "Allocations and Distributions."

General Partners  and/or        Fee for  securing  Operational
                                Stage Financing, payable if the General Partners
Affiliates                      and/or  their  Affiliates   actually
                                render  such  services.  Any  fee  paid  will be
                                reasonable  and   competitive   with  fees  then
                                charged by unaffiliated third parties for such services and is not expected to exceed a total of 1% of the principal amount of the debt incurred.

--------------
*An Affiliate of the Administrative General Partner.
**An Affiliate of the Development General Partner.

Entity Receiving Fee,           Type of Compensation or Distribution, Method of
Compensation or Distribution    Determination and Estimated Minimum and Maximum
                                Amounts

                          OPERATIONAL STAGE (continued)


                                If both General Partners render services to secure Operational Stage Financing, the fee will be divided between them commensurate, with actual services rendered. See "Fund Objectives and Policies-Operational Stage Financing" and "Conflicts of Interest- Transactions Between the Fund and the General Partners and Affiliates."

General Partners                Reimbursement  of certain actual costs
                                of administering  the Fund,  including  clerical
                                services,  Investor  communications services and
                                reports,   and  reports  and  filings   made  to
                                regulatory  authorities,  the costs of which are
                                estimated  to be  $20,000  for the  Fund's  1987
                                fiscal year if only the Minimum  Offering Amount
                                is  achieved.  See the  Financial  Forecast  for
                                Property  I,  attached   hereto  as  Exhibit  A,
                                "Management   of  the  Fund-The   Administrative
                                General   Partner   and   "Summary   of  Certain
                                Provisions of the Partnership Agreement."


                                                              LIQUIDATION STAGE


General Partners                The  Development   General   Partner's
                                Interest  of 1% and the  Administrative  General
                                Partner's  Interest  of 1% in Net  Proceeds  and
                                Profits and Losses of Sale of any Property, payable only after the payment and allocation to Investors of 100% of their Adjusted Capital
                                Balance plus any unpaid  Preferred  Return.  See
                                "Allocations and Distributions."

John F.  Flournoy  and Realty  Interests of 14% and 4%,  respectively,  as Class
Associates   1986  Limited     B  Limited   Partners,   in  the  Net  Proceeds
                               and
Partnership,* in their         Profits and Losses of Sale of any Property,
capacities as Class B Limited  payable only after the payment and  allocation
Partners of theFund             to Investors of 100% of
                                their Adjusted  Capital  Balance plus any unpaid
                                Preferred Return. See "Allocations and
                                Distributions."

General Partners and/or         Real estate brokerage commissions,  payable
                                if the  General  Partners
Affiliates                      and/or  their  Affiliates     actually
                                render   real  estate   brokerage   services  in
                                connection  with  the Sale of any  Property.  No
                                such  commissions will exceed 3% of the contract
                                price paid for the Property, and will be payable
                                only  after the return to  Investors  of 100% of
                                their Adjusted  Capital  Balance plus any unpaid
                                Preferred    Return.    See   "Allocations   and
                                Distributions." If both General Partners are involved in rendering real estate brokerage services to the Fund, the commission will be divided between them commensurate with actual services rendered. See "Fund Objectives and Policies," "The Properties" and "Conflicts of
                                Interest-Transactions Between the Fund and the General Partners and Affiliates."


--------------
*An Affiliate of the Administrative General Partner.

                              CONFLICTS OF INTEREST


     Because of the businesses and activities of the General Partners and their Affiliates, and the nature of the relationships between the General Partners and their Affiliates and the Fund, certain interests of the Fund may conflict with certain other interests of the General Partners and their Affiliates. The General Partners will endeavor to make decisions for the benefit of the Fund, in the good faith exercise of their fiduciary duties, and believe that they will generally be able to resolve such conflicts on an equitable basis. Depending on the relevant facts and circumstances, however, the resolution of any particular conflict may not always be in favor of Investors. A resolution that is unfavorable to Investors will result only if the General Partners determine, in good faith, that such resolution is appropriate to the situation and represents the exercise of their fiduciary duties to the Fund. This section addresses the transactions of which the General Partners are currently aware that may result in conflicts of interest, although no assurances can be given that other conflicts do not now exist or that additional conflicts will not occur.


Transactions Between the Fund and the General Partners and Affiliates

     The General Partners and their Affiliates will receive substantial fees and other compensation in connection with the Offering of Units, the selection, development, construction and management of the Properties and, potentially, the Operational Stage Financing or Sale of the Properties. There has been no separate representation of the interests of Investors in the determination of such fees and other compensation. The arrangements regarding such fees and compensation by the Fund may be viewed as other than the result of arms-length negotiations, although the General Partners believe that all such fees and compensation are or will be reasonable and competitive.

     The General Partners, and the Class B Limited Partners who are their Affiliates, will receive interests in the Fund in excess of their proportionate share of all Capital Contributions. The General Partners have a right to cause the Fund to transact business with themselves and their Affiliates; however, the Partnership Agreement contains various provisions that generally require that compensation that would be paid with respect to transactions with the General Partners or their Affiliates must be no less favorable to the Fund than the terms obtainable from non affiliated entities rendering comparable services in the same geographical location. In particular, the Partnership Agreement provides that, under the Construction Contracts or with regard to any fees paid for obtaining Operational Stage Financing, services to be provided to the Fund by the General Partners or their Affiliates will be provided at 90% or less of the competitive price that would be charged by non-affiliated entities rendering similar services in the same or comparable geographic locations. In addition, under the Partnership Agreement the holders of a majority of the Units have the right to terminate any contract between the Fund and any General Partner or Affiliate thereof. See "Compensation and Fees to the General Partners and Affiliates," "Fund Objectives and Policies" and "Summary of Certain Provisions of the Partnership Agreement."

Affiliated Selling Agent

     The Selling Agent is an Affiliate of the Administrative General Partner. Because of this affiliation, Investors will not have the benefit of an independent investigation of the Fund or its General Partners as may be the case in offerings in which the selling agent is not an Affiliate of a General Partner. Consistent with their fiduciary duties, the General Partners will endeavor to provide information to and conduct the Fund's transactions with the Selling Agent in a manner comparable to such dealings with an unaffiliated entity. The Selling Agent now acts and may in the future act as the selling agent for other public and private real estate offerings, and is not prohibited from acting as a general partner, underwriter, selling agent or broker-dealer in public or private offerings of securities in real estate partnerships or other entities that may have objectives similar to those of the Fund and that are sponsored by affiliated or unaffiliated persons.

Insurance on the Properties

         The General Partners will obtain or cause to be obtained appropriate third party liability insurance coverage, both for the period of construction of each Property and for the completed and operational Properties. Such coverage will insure the Fund and the General Partners, among others. In addition, property insurance will be obtained, upon the completion of each Property, in amounts at least equal to the full value of the improvements, to insure the Fund against fire and certain other casualty losses. Certain types of losses, however (generally those of a catastrophic nature such as earthquakes, floods or war), are either uninsurable or insurable only at prohibitive costs; consequently, these types of losses may not be insured. The Fund will also be insured under fidelity insurance policies in amounts deemed sufficient by the General
Partners. All such insurance coverage will be reviewed at least annually and adjusted to account for changes in values or risks.

     General Policies  and  Restrictions  on  Actions  of the
                                General Partners and the Fund

         The Fund will not:

         (i) purchase or acquire property, other than property incidental to the purposes of the Fund, or undertake construction of any properties other than the Properties specified in this Prospectus;

         (ii) issue Units in exchange for property;

         (iii) make loans of any kind, except to the extent of receiving purchase money obligations in connection with the Sale of any Property;

         (iv) except as provided in Article V of the Partnership Agreement relating to the Interim Investments and the investment of working capital reserves, invest in or underwrite securities of any type or kind for any purpose, or make investments other than in the Fund's Properties and operations related thereto;

     (v) operate in such a manner as to be  classified as
                                an "investment company" under the Investment Company Act of 1940;

         (vi) except as set forth in this Prospectus, purchase or lease any property from or sell or lease property to the General Partners or their Affiliates;

         (vii) receive any rebate or give-up, or, except as specifically set forth in this Prospectus, participate in any reciprocal business arrangement with any General Partner or Affiliate thereof; or

         (viii)  obtain  financing  other  than  under  the   circumstances  and
conditions set forth in this Prospectus.

         See Article V of the Partnership Agreement for a description of other investment restrictions and policies.


                                                               THE PROPERTIES

In General

         The Properties will consist of up to four apartment projects, which are expected to be built in the order described below. The General Partners may, however, alter the order of construction of Properties II, III and IV if, in their judgment, circumstances arise which make it advantageous to do so, or if-the General Contractor requests such changes and, in the judgment of the Administrative General Partner, such change would not be detrimental to the Fund. See "Fund Objectives and Policies-The Properties."

         Property I: "South land Station," a 160-unit garden apartment complex located in Warner Robins, Georgia. $6,455,000 of the Gross Proceeds of the Offering, or approximately 24% of the Maximum Offering Amount, will be allocated to the development of Property I.

         Property II: "Hidden Lake-Phase Two," a 160-unit garden apartment complex located in Union City, Georgia. $6,246,000 of the Gross Proceeds of the Offering, or approximately 23% of the Maximum Offering Amount, will be allocated to the development of Property II.

         Property III: "Park Place," a 184-unit garden apartment complex located in Spartanburg, South Carolina. $7,769,000 of the Gross Proceeds of the Offering, or approximately 29% of the Maximum Offering Amount, will be allocated to the development of Property III.

         Property IV: "High Ridge," a 160-unit garden apartment complex located in Athens, Georgia. $6,530,000 of the Gross Proceeds of the Offering, or approximately 24% of the Maximum Offering Amount, will be allocated to the development of Property IV.

         The following table, which was compiled from information generated by the General Partners, compares the Properties by numbers of apartment units, average size of unit, estimated monthly rents per unit as expressed in 1986 dollars, construction costs per unit and estimated annual operating expenses per unit as expressed in 1986 dollars:


                         Comparison of Properties I, II, III and IV:


                                       Property I    Property II     Property III   Property IV    All Properties
Number of apartment units..............    160            160             184            160             664
Average unit size (sq. ft.)..............1,073          1,028           1,061          1,073           1,059
Weighted average anticipated
  monthly rent per unit
  (as expressed in 1986 dollars).......$   467      $     486       $     445      $     455       $     463
Average construction cost per unit..   $33,372        $32,278         $34,952        $33,747         $33,637
Average annual anticipated
  operating expenses per unit
  (as expressed in 1986 dollars and
  assuming full occupancy).............$ 1,494       $  1,374        $  1,458       $  1,487        $  1,440

     The General Partners have commissioned Cushman & Wakefield, Inc., Miami, Florida ("Cushman & Wakefield"), an independent market study and project analysis firm, to test the market feasibility of each Property. The information for each Property included in the "Market Data" and "Competition" sections below has been derived from the reports submitted to the General Partners by Cushman & Wakefield in May 1986.

     The anticipated monthly rental amounts shown below for each Property are estimates based on information available to the General Partners. There can be no assurance, however, that such monthly rental amounts will be realized.

Property I: South land Station, Warner Robins, Georgia

General Description

     South land Station will be a 160-unit garden apartment project situated on approximately 15 acres of land in Warner Robins, Houston County, Georgia. Property I will consist of twelve two-story garden apartment buildings, together with a swimming pool, two tennis courts, a clubhouse with an equipped exercise room, an entertainment center and approximately 320 on-site parking spaces. The buildings will be of wood frame construction with wood siding.

     Flournoy Development Company, an Affiliate of the Development General Partner, holds an option on the 65.75 acre parcel of land that contains the Property I site. Approximately 15 acres of the total parcel will be conveyed to the Fund for the development of Property I at the same price per acre, plus a pro rata per acre share of the brokerage commission to be paid to an unaffiliated third party, that will be paid by Flournoy Development Company. The Development General Partner or his Affiliate may develop the remaining acreage as additional residential rental units and for commercial and retail use. See "Conflicts of Interest-Competing Properties and Interests" and "Risk Factors-Competition and Future Development."

     Property I will contain the following types of apartment units, leasing initially for the monthly rentals listed:

                                                                       Estimated
                            Number of             Square                Monthly
   Type                       Units               Footage               Rental

1 bedroom ...............      16                   940               $ 375
1 bedroom with fireplace       16                   940               $ 390
1 bedroom with den ......      16                 1,173               $ 500
2 bedrooms ..............      40                 1,046               $ 470
2 bedrooms with fireplace      40                 1,046               $ 485
3 bedrooms ..............      32                 1,222               $ 510


     The rents shown above are on an unfurnished basis and do not include utility costs, which will be paid directly by each tenant. The Fund will pay for cold water, sewer and trash removal. Each unit will have washer/dryer connections and will be furnished with a built-in electric range, dishwasher, disposal, vent-hood, refrigerator, carpet and drapes. Apartments with dens will feature Jennair charcoal-style grills, ice-makers and Jacuzzi whirlpool baths.

Market Data

     Warner Robins, Georgia is located approximately 100 miles south of Atlanta and 16 miles south of Macon. Property I is located about three miles from Robins Air Force Base, which employs more than 20,000 civilian and military personnel.

     The Houston County area had a population of about 83,000 persons in 1985 and is projected to have a 1990 population of approximately 92,000. Contrary to national trends, average household size has increased since 1981. Average household income is approximately $31,500, about $8,000 above the Georgia average. More than half of the area's households have incomes in the range of $20,000 to $50,000, a range that represents a strong target market for Property I.

     In addition to Robins Air Force Base, service and manufacturing industries provide significant employment in the Warner Robins area. Total non-agricultural employment grew by about 3.4% between 1984 and 1985. The average unemployment rate for the area was 6.3%, just slightly below the state average. Planned plant openings or expansions in the area are expected to add approximately 575 jobs in 1986-87.

     Based on an October 1985 housing survey conducted by the U.S. Department of Housing and Urban Development and on building permit data and the operating results of comparable projects, it is estimated that the Houston County area can absorb approximately 264 multi-family rental units per year. In 1985, permits for 453 units were approved and an additional 116 units were approved in the first quarter of 1986. It is anticipated that most of these units will be completed and leased by the time that Property I begins leasing. A planned unit residential development has been proposed for a thousand acre site in the area, which, if the developer's zoning petition is approved, could allow additional residential units to be built. The first phase of the development is planned as single family homes, but no date has been set for the commencement of construction.

Competition

     A recent survey indicates that the Houston County multi-family housing market has an overall occupancy level of about 93%. The names and a brief description of some of the existing apartment projects in the area with which Property I may be expected to compete are listed below. Competitors have been selected on the basis of proximity to the Property I site and/or important area employers and commercial and retail facilities. In addition, consideration has been given to the comparability of quality, amenities, rental rates and unit sizes.

                                                                                                      Occupancy
                                                                                                       Level as
       Projects in the                 Number of               Unit                Monthly             of April
      Warner Robins Area                 Units                 Types                Rental               1986
------------------------------      ----------------     -----------------      --------------     ----------------

Wellston Ridge                           120             1 bedroom              $345-395                 98%

Watson Bend                                              2 bedroom              $425
                                                         3 bedroom              $470

Northlake                                114             1 bedroom              $290                     98%
Northlake Drive                                          2 bedroom              $360-370

Oakdale Villas                           104             1 bedroom              $315                     97%
Corder Road                                              2 bedroom              $395

Shadowood                                 80             1 bedroom              $320                     96%
Engracin Drive                                           2 bedroom              $405

Lake Vista                               136             1 bedroom              $350                     96%
Northlake Drive                                          2 bedroom              $425-450
                                                         3 bedroom              $475

The Sandpiper                            514             1 bedroom              $290                     94%
Leisure Lake Drive                                       2 bedroom              $350-360

The Castaways                            151             1 bedroom              $250-275                 60%*
Leisure Lake Drive                                       2 bedroom              $335

---------------
*Recently sold.

     Although, as shown above, the estimated monthly rents for the majority of Property I apartments exceed those of competitors, the General Partners believe, based on the market data set forth above, that demand exists for higher quality apartments with the amenity packages to be offered at Property I, and that income levels in the Property I area should support such rent levels.

Property II: Hidden Lake-Phase Two, Union City, Georgia

General Description

     Hidden Lake-Phase Two will be a 160-unit garden apartment complex situated on approximately 16.2 acres of land in Union City, south Fulton County, Georgia. Property II will consist of thirteen two-story garden apartment buildings, and will share two swimming pools, two tennis courts, a sport court, a clubhouse with an equipped exercise room and an entertainment center with Hidden Lake-Phase One, an existing 160-unit apartment complex adjacent to the Property II site. Hidden Lake-Phase One is owned by a partnership in which the General Partners are the Development General Partner and an Affiliate of the Administrative General Partner. Approximately 320 on-site parking spaces will be constructed for Property II tenants. The buildings will be of wood frame construction with wood siding, in the same architectural style as Phase One. Phase One opened for rental in August 1985 and construction of all apartment units was completed in December 1985. As of March 31, 1986, and as of August 1, 1986, Phase One was 100% leased.

     John F. Flournoy is the owner of approximately 3.4 acres of land that will be sold to the Fund to comprise about 21% of the Property II site. The price paid by the Fund will be $7,000 per acre, which is the same price Mr. Flournoy paid for the acreage in December 1983. The balance of the site for Property II will be purchased from an unaffiliated individual for approximately $11,460 per acre. See "Acquisition of Sites," below in this section, and "Compensation and Fees to the General Partners and Affiliates."

     Property II will contain the following types of apartment units, leasing initially for the monthly rentals listed:

                                    Estimated
                                                                                     Number of           Square  Monthly
                Type                                                                    Units            Footage Rental

1 bedroom ...................................................................................      24     804   $ 425
1 bedroom with fireplace ....................................................................      24     804   $ 435
1 bedroom with den ..........................................................................      16   1,173   $ 475
2 bedrooms ..................................................................................      24   1,044   $ 490
2 bedrooms with fireplace ...................................................................      24   1,044   $ 505
2 bedrooms ..................................................................................      24   1,188   $ 525
2 bedrooms with fireplace ...................................................................      24   1,188   $ 545

     The rents shown above are on an unfurnished basis and do not include utility costs, which will be paid directly by each tenant. The Fund will pay for cold water, sewer and trash removal. Each unit will have washer/dryer connections and will be furnished with a built-in electric range, dishwasher, disposal, vent-hood, refrigerator, carpet and drapes. Apartments with dens will feature Jennair charcoal-style grills, ice-makers and Jacuzzi whirlpool baths.

Market Data

     Union City, Georgia is located in south Fulton County, approximately 25 minutes by car south of Atlanta's central business district and 10 minutes southwest of Atlanta's Hartsfield International Airport. South Fulton County's economy relies heavily on the Atlanta airport, which employs approximately
33,000 people, and on two nearby Army installations. The south Fulton County area is heavily industrial compared to the overall Atlanta region, with approximately 44% of non-agricultural employment in industry. Commercial, retail and light industrial employment are growing in south Fulton County, and projections through 1990 estimate increases of about 700 jobs per year in these categories. A major business park is being developed in the area.

     Since 1980, the population of south Fulton County has grown approximately 7%, to approximately 50,000 in 1985. Average household size has decreased since 1980, and the number of households in the area has grown by about 7,000. It is projected that about 32% of households in the area will have incomes in excess of $38,000 by 1990, compared to about 20% of households in the overall Atlanta region.

     The building of multi-family housing in the northern areas of metropolitan Atlanta has been slowed by permit restrictions effected because of limited water and sewer system capacities. These restrictions have caused developers to focus on the southern metropolitan Atlanta area, where building permits for multi-family rental units have been increasing steadily for the past five years. Figures for south Fulton County show absorption of approximately 350 rental units per year. As building restrictions in the northern part of the region force growth south, it is believed that this absorption figure could increase.

     Construction of a 225-uriit rental project similar in quality to Property II is planned to begin within the year on land near the Property II site. An additional 148-unit development of comparable quality is also planned for the area. General red estate trends in the neighborhood of Property II tend now toward a mixture of commercial/light industry and residential. Modest single family homes are scattered throughout the area, and new single family homes in the $56,000-$68,000 range are being built in the vicinity.

Competition

     A recent survey indicates that the south Fulton County multi-family housing market has an overall occupancy level of approximately 90-93%. The names and a brief description of some of the existing apartment complexes in the area with which Property II may be expected to compete are listed below. Competitors have been selected on the basis of proximity to the Property II site and/or important area employers and commercial and retail facilities. In addition, consideration has been given to the comparability of quality, amenities, rental rates and unit sizes.


                                                                                                      Occupancy
    Projects in the South/                                                                             Level as
      Southeast Atlanta                Number of               Unit                Monthly             of April
      Metropolitan Area                  Units                 Types                Rental               1986
------------------------------      ----------------     -----------------      --------------     ----------------

Hidden Lake-Phase One                    160             1 bedroom              $425                     100%
Union City                                               2 bedroom              $490-540
                                                         3 bedroom              $545-560

Summerwind at Tara                       208             1 bedroom              $480-495                 98%
Jonesboro                                                2 bedroom              $545-565

Embarcadero                              404             1 bedroom              $385-400                 94%
College Park                                             2 bedroom              $440-460
                                                         3 bedroom              $550

Chase Ridge                              176             1 bedroom              $485                     80%*
Riverdale                                                2 bedroom              $525-545

Walden Walk                              213             1 bedroom              $415                     70%*
Stone Mountain                                           2 bedroom              $495-585

Hidden Pointe                            235             1 bedroom              $415                     50%*
Stone Mountain                                           2 bedroom              $495-585

The Crossings                            200             1 bedroom              $355-380                 23%*
Lithonia                                                 2 bedroom              $465-490
                                                         3 bedroom              $505-530

---------------

   * Recently completed projects that are still in initial rent-up periods. Absorption for Chase Ridge, which began leasing in July 1985, has averaged 17 units per month; for Walden Walk, which began leasing in August 1985, absorption has averaged 18.5 units per month; for Hidden Pointe, which began leasing in February 1986, absorption has averaged 58 units per month; for The Crossings, which began leasing in March 1986, absorption has averaged 20 units per month.

Property III: Park Place, Spartanburg, South Carolina

General Description

     Park Place will be a 184-unit garden apartment complex located on approximately 14.4 acres of land in Spartanburg County, South Carolina. Property III will consist of thirteen two-story garden apartment buildings, together with a swimming pool, two tennis courts, a clubhouse with an equipped exercise room and entertainment center, and approximately 368 on-site parking spaces. The buildings will be of wood frame construction, with hardboard siding.

     Property III will contain the following types of apartment units, leasing initially for the monthly rentals listed:


                                                                                          Estimated
                                                                                          Number of            Square  Monthly
                Type                                                                           Units   Footage Rental

1 bedroom ..................................................................................      24     804   $ 375
1 bedroom with fireplace ...................................................................      24     804   $ 390
1 bedroom with den .........................................................................      16   1,173   $ 490
2 bedrooms .................................................................................      24   1,044   $ 420
2 bedrooms with fireplace ..................................................................      24   1,044   $ 435
2 bedrooms .................................................................................      24   1,188   $ 450
2 bedrooms with fireplace ..................................................................      24   1,188   $ 475
3 bedrooms .................................................................................      12   1,284   $ 525
3 bedrooms with fireplace ..................................................................      12   1,284   $ 550


     The rents shown above are on an unfurnished basis and do not include utility costs, which will be paid directly by each tenant. The Fund will pay for cold water, sewer and trash removal. Each unit will have washer/dryer connections and will be furnished with a built-in electric range, dishwasher, disposal, vent-hood, refrigerator, carpet and drapes. Apartments with dens will feature Jennair charcoal-style grills, ice-makers and Jacuzzi whirlpool baths.

Market Data

     Spartanburg, South Carolina is located in Spartanburg County, approximately 25 miles north of Greenville, South Carolina and 65 miles southwest of Charlotte, North Carolina. Historically, the Piedmont Region, as the surrounding area is known, has been economically dependent on the textile industry. This dependence has lessened, however, as textile employment has declined and Spartanburg has diversified its economic base to include other types of manufacturing and service industries and wholesale and retail trade. The City is sponsoring development of a new 30-acre industrial park, and additional hotel and retail development is planned.

     Spartanburg County grew by about 17% between 1970 and 1980, and has had an average annual growth rate of about 1.2% in the 1980s. It is estimated that the area will gain more than 1,000 new households per, year through 1990, with a projected population of approximately 218,000 by that time. During the past five years, an estimated 86% of the county's growth has taken place in the urban fringe of the city, where the Property III site is located. The 1984 median income for the Spartanburg County area was approximately $22,000.

     Multi-family rental unit absorption for the Spartanburg area is estimated at about 300 units per year. As part of a large mixed-use development including a hotel, retail space, offices and apartments, 200 rental units comparable in quality to Property III are scheduled to be constructed sometime in 1986. 150 additional units are planned for construction, beginning in late 1986, by an existing competitor, the Country Club Apartments.

Competition

     A recent survey indicates that the Spartanburg multi-family housing market currently has an overall occupancy level of approximately 92-95%. The names and brief descriptions of some of the existing apartment complexes in the area with which Property III may be expected to compete are listed below. Competitors have been selected on the basis of proximity to the Property III site and/or important area employers and commercial and retail facilities. In addition, consideration has been given to the comparability of quality, amenities, rental rates and unit sizes.


                                                                                                      Occupancy
                                                                                                       Level as
       Projects in the                 Number of               Unit                Monthly             of April
       Spartanburg Area                  Units                 Types                Rental               1986
------------------------------      ----------------     -----------------      --------------     ----------------

Hunt Club                                204             1 bedroom              $360-385                Opened
Hunt Club Lane                                           2 bedroom              $395-435               May 1986

Country Club                             216             1 bedroom              $335                     55%*
Apartments                                               2 bedroom              $375
County Club Road

The Bluffs                               144             1 bedroom              $335-345                 96%
Vanderbilt Lane                                          2 bedroom              $380-385
                                                         3 bedroom              $450

Foxfire Apartments                       116             1 bedroom              $310-345                 94%
Camelot Drive                                            3 bedroom              $400

Key Pines                                241             Efficiency             $295                     90%
Power Mill Road                                          1 bedroom              $310-340
                                                         2 bedroom              $320-390
                                                         3 bedroom              $395-460

The Corners                              176             Efficiency             $285                     85%
Fernwood Drive                                           1 bedroom              $350
                                                         2 bedroom              $410

The Briarcliffe                           98             1 bedroom              $275                     81%
Blackstock Road                                          2 bedroom              $290
                                                         3 bedroom              $330

Georgetown Village                        74             1 bedroom              $285                     78%
Reidville Road                                           2 bedroom              $320
                                                         3 bedroom              $385

---------------

     * The County Club Apartments began leasing in December 1985. Absorption has averaged 24 units per month.

Property IV: High Ridge, Athens, Georgia

General Description

     High Ridge will be a 160-unit garden apartment complex situated on approximately 18 acres of land in Athens, Clarke County, Georgia. Property IV will consist of eleven two- and three-story garden apartment buildings, together with approximately 320 on-site parking spaces. Property IV will have a swimming pool, two tennis courts, a clubhouse with an equipment room and an entertainment center. The buildings will be of wood frame construction, with wood siding.

     Property IV will contain the following types of apartment units, leasing initially for the monthly rentals listed:

                                                                                          Estimated
                                                                                          Number of           Square  Monthly
                Type                                                                         Units   Footage Rental

1 bedroom ..................................................................................      16     940   $ 375
1 bedroom with fireplace ...................................................................      16     940   $ 390
1 bedroom with den .........................................................................      16   1,173   $ 475
2 bedrooms .................................................................................      40   1,046   $ 450
2 bedrooms with fireplace ..................................................................      40   1,046   $ 465
3 bedrooms .................................................................................      32   1,222   $ 510


     The rents shown above are on an unfurnished basis and do not include utility costs, which will be paid directly by each tenant. The Fund will pay for cold water, sewer and trash removal. Each unit will have washer/dryer connections and will be furnished with a built-in electric range, dishwasher, disposal, vent-hood, refrigerator, carpet and drapes. Apartments with dens will feature Jennair charcoal-style grills, ice makers and Jacuzzi whirlpool baths.

Market Data

     The Property IV site is located just outside of the western city limit of Athens, in Clarke County, Georgia. Athens, the home of the University of Georgia, is about 65 miles northeast of Atlanta. The 18 acre site is a part of the High Ridge subdivision, a low-density planned development that now contains single family homes selling in the $150,000 to $250,000 range. Under a zoning plan approved in 1985, overall density for the High Ridge subdivision is limited to 3.9 units per acre. Other than the Property IV site, which has an allowable density of 9 units per acre, only one other tract within the subdivision is zoned for multi-family housing.

     The Property IV site is hilly and heavily wooded. Although the setting is secluded, the Athens central business district is within a 15 minute drive, and new industrial and commercial growth, including the area's largest industrial park, its only regional shopping center, and two business parks, are easily accessible. The city's two major hospitals are within a 10 minute drive of the site.

     Although the University of Georgia is by far the area's largest employer and has a significant economic impact on the area, the economy of the Athens area is diversified. The manufacturing sector employs approximately 25% of the workforce. The apparel, textiles and food processing industries also employ significant numbers of people. Retail trade and service industries combined account for about 30% of the area's employment. During 1984 and 1985, Clarke County's unemployment rate has averaged 5.4%, more than 1% below the Georgia average.

     Clarke County had a non-student population of about 140,000 in 1984, and has grown by about 2,000 persons per-year since 1980. It is expected to gain about 1,500 persons or approximately 600 households per year through 1990. Household income is expected to average approximately $42,800 by 1989.

     Approximately 16,000 of the University's 25,000 full-time students live in non-University housing, and a number of Athens area apartment projects are marketed to, and occupied almost exclusively by, students. Although a recent survey of building permit activity and occupancy figures over the past few years indicates that approximately 200-250 multi-family rental units can be absorbed annually in the Athens area, the survey also indicates that the non-student population of the area may be underserved due to the lack of rental housing not dominated by students. Property IV will be marketed as an adult and family community based on its location (which is about 20 minutes from the University) and its restrictions on the numbers of unrelated adults who may occupy a unit.

     In 1985, permits for 624 multi-family units were issued in the Athens area, none of which were for projects likely to be competitive with Property IV. Although other land in the area is zoned for multi-family housing, no building permits have been issued and no immediate plans for competitive development appear to exist.

Competition

     A recent survey indicates that the Athens area multi-family housing market has an overall occupancy level of approximately 90-95%. The names and brief descriptions of some of the existing apartment complexes in the area with which Property IV may be expected to compete are listed below. Competitors have been selected on the basis of proximity to the Property IV site and/or important area employers and commercial and retail facilities. In addition, consideration has been given to the comparability of quality, amenities, rental rates, unit sizes and non-student marketing efforts and tenant populations.


                                                                                                      Occupancy
                                                                                                       Level as
       Projects in the                 Number of               Unit                Monthly             of April
         Athens Area                     Units                 Types                Rental               1986
------------------------------      ----------------     -----------------      --------------     ----------------

Appleby Mews                              90             2 bedroom              $550                     100%
Carr Street                                              2 bedroom              $550
                                                           townhouse

Rivers Edge                              106             2 bedroom              $525                     98%
Sycamore Drive                                           3 bedroom              $625

Villas East and West                     238             1 bedroom              $285                     95%
Woodlake Place                                           2 bedroom              $335-345
                                                         3 bedroom              $405

Le Chateau Club                          212             1 bedroom              $280-300                 93%
Chateau Terrace                                          2 bedroom              $300-375
                                                         3 bedroom              $380-405

The Westchester                          135             1 bedroom              $270-290                 82%*
Westchester Circle                                       2 bedroom              $320-355
                                                         3 bedroom              $380

Wingate Chase                             56             2 bedroom              $385-445                 30%**
Prince Avenue

The Georgian                              33             1 bedroom              $525-550                 6%***
Washington Street                                        2 bedroom              $675-745

---------------

 *January-March is lowest season. 100% occupancy for fall and winter. **Opened October 1985. Low occupancy attributed to location and undesirable unit floor plans.
***Downtown hotel renovation, opened in March 1986.

Property Management Agreements

     Pursuant to the terms of a Property Management Agreement with the Fund, each of the Properties will be managed by Flournoy Properties, Inc., the Property Manager, for an initial term of five years, renewable thereafter on a year-to-year basis. The Property Manager will receive a Property Management Fee for each Property of 5% of gross monthly operating revenues of the Property. Under the terms of each of the Property Management Agreements, the Property Manager will be responsible for performing, or paying others to perform on its behalf, all leasing-related and other property management services for the Properties. See "Conflicts of Interest-Transactions Between the Fund and the General Partners and Affiliates."

Cash Flow Deficit Guaranty Agreement

     Under the terms of a Cash Flow Deficit Guaranty Agreement to be executed by the Fund and the Development General Partner, the Development General Partner will agree to fund, on a monthly basis, any operating deficits generated in the aggregate by the Properties until a period ending two years after the date of completion of construction of the last Property. The Development General Partner will not be required to fund more than $500,000 in the aggregate, and all such payments made by the Development General

 Partner will be deemed non-interest bearing loans to the Fund for which the Development General Partner will be reimbursed from the first available cash flow of the Fund or the proceeds of an Operational Stage Financing or Sale, whichever shall first occur.

Acquisition of Sites

     The site for each Property will be purchased by the Fund from or through Flournoy Development Company, an Affiliate of the Development General Partner, or, in one instance, as to a portion of the site for Property II, from John F. Flournoy, the Development General Partner, individually. Flournoy Development Company or Mr. Flournoy has previously acquired (and, in three instances, exercised) four options pursuant to which the following sites will be available for purchase, at the following prices and terms, by the Fund:

     Property I: A 65.75 acre site has been purchased by Flournoy Development Company, from a group of individuals unaffiliated with the Fund, for a price of $503,000, plus a commission of $25,000 paid to an unaffiliated real estate broker. Approximately 15 acres of the total 65.75 acres acquired by Flournoy Development Company will be conveyed to the Fund, for which the Fund will pay $120,000, which amount is a pro rata per acre share of the total purchase price and brokerage commission paid. See "Conflicts of Interests-Competing Properties and Interests" and "Risk Factors-Competition and Future Development."

     Property II: A 12.875 acre site will be purchased from an unaffiliated individual for a price of approximately $11,460 per acre, or $147,500, and a
3.369 acre site will be purchased from John F. Flournoy, the Development General Partner, for a price of $7,000 per acre, or $23,583. The price of $7,000 per acre is identical to the price Mr. Flournoy paid to an unaffiliated individual for such property in December 1983. See "Compensation and Fees to the General Partners and Affiliates."

     Property III: A 14.357 acre site, and an adjacent 50 foot boundary strip, has been purchased from two unaffiliated entities for a total price of $552,200.

     Property IV: An 18.05 acre site has been purchased from an unaffiliated entity for a price of $300,000.

     Flournoy Development Company will sell to the Fund the Property III and IV sites, the portion of the Property II site to be purchased from an unaffiliated individual, and the portion of the Property I site to be conveyed to the Fund, at the respective price per acre paid to the sellers thereof, plus a pro rata per acre share of any brokerage commissions paid.

     Flournoy Development Company will receive an Acquisition Fee of a total of 4 % of Capital Contributions for its services to the Fund in connection with the acquisition and planning of the development of the Properties, including site selection, negotiations of options, entering into option agreements and, in some instances, acquisition and holding of sites pending conveyance to the Fund. Flournoy Development Company has also directed all work concerning zoning and annexation, permits, water and sewer connections and related matters, and has also completed the project design and planning. See "Compensation and Fees to the General Partners and Affiliates."

Construction Contracts

     Each of the Properties will be constructed for the Fund by Flournoy Construction Company pursuant to the terms of a guaranteed fixed price
Construction Contract to be executed for each Property. The guaranteed fixed price under each Construction Contract will be as follows: (a) Property I-$5,080,000; (b) Property II-$4,817,000; (c) Property III-$5,704,000; and (d)
Property IV-$4,960,000. Under the terms of each Construction Contract, each Property must be completed by a date no more than 18 months from the commencement of construction. See "Conflicts of Interest-Transactions Between the Fund and the General Partners and Affiliates.

     Each of the Construction Contracts will provide that: (a) (i) until the project is 50% complete, the General Contractor is entitled to receive monthly progress payments equal to 90% of the portion of the contract price properly allocable to work in place, and equipment and materials suitably stored, for the period covered by the progress payment, less the aggregate amounts previously paid to the General Contractor, (ii) thereafter, the General Contractor is entitled to receive monthly progress payments equal to 100% of the portion of the contract price properly allocable to work in place, and equipment and materials suitably stored, for the period covered by the progress payment, less the aggregate amounts previously paid to the General Contractor and less the 10% holdback provided under item (i) above; (b) it is a condition to the making of each such progress payment that (i) the independent inspecting architect retained by the Fund will have inspected construction in order to ensure on-site conformity with plans and specifications and will have reviewed the draw request of the General Contractor; (ii) Columbus Bank & Trust Company shall have certified to the Fund as to the percentage of the project that has been completed as of the end of the period for which payment is to be made,
(iii) the percentage of the total contract price then paid to the General Contractor, after giving due effect to the progress payment then being requested (together with the retainage, if any, applicable to such payments), shall not exceed the percentage of completion, as certified by Columbus Bank & Trust Company, (iv) Columbus Bank & Trust Company shall have certified to the Fund that the remaining funds available to it for the construction of the Property, after giving due effect to the progress payment requested by the General Contractor, are sufficient to pay the remaining costs of completion of the Property, and (v) the Administrative General Partner shall have approved such payment, which approval shall not be unreasonably withheld; (c) final payment of the contract price will be due when the work has been completed, the Construction Contract fully performed, a final certificate for payment has been issued by the independent inspecting architect, and the Administrative General Partner shall have approved such payments, which approval shall not be unreasonably withheld; (d) the General Contractor will be liable for liquidated damages for each calendar day of delay until the work is substantially completed equal to $15 per incomplete apartment unit per day; and (e) the Administrative General Partner, or the Investors, by the vote of Investors holding a majority of the Units, may, at its or their sole option, as the case may be, terminate the Construction Contract in whole, or from time to time in part, at any time, without penalty, by written notice thereof to the General Contractor.

Guaranties of Timely and Lien-Free Completion

     Under the terms of a Guaranty of Timely and Lien-Free Completion to be executed in connection with each Property, the General Contractor and the Development General Partner will agree with the Fund to jointly and severally guaranty the timely and lien-free completion of each Property. The. guaranties will extend to the full net worth of both guarantors and will be secured by irrevocable letters of credit in the amount of 15% of each Construction Contract price. Upon a default by the guarantors under any of the guaranties, the Administrative General Partner will have the right, at its sole option, to immediately draw upon the applicable letter of credit, or to pursue any other remedy that may be available to the Fund. See "Risk Factors-Construction and Operation of the Properties."


                             MANAGEMENT OF THE FUND

     The General Partners of the Fund are Brown Equity Income Properties, Inc., the Administrative General Partner, and John F. Flournoy, the Development General Partner. The Fund's principal executive offices are located at 3810 Buena Vista Road, Columbus, Georgia 31907, telephone (404) 687-4301. The General Partners have had primary responsibility for the selection and negotiation of terms concerning the acquisition of the Properties' sites and construction of the Properties, selecting a manager for the Interim Investments, and the structure of the Offering and the Fund. 'The General Partners will have primary responsibility for overseeing the performance of those who contract with the Fund, as well as making decisions with respect to the financing, sale and liquidation of the Fund's assets. The General Partners will be responsible for all reports to and communications with Investors and others, all distributions and allocations to Investors, the administration of the Fund's business and all filings with the Securities and Exchange Commission and other federal or state regulatory authorities. The Fund's Partnership Agreement provides for the removal of a General Partner and the election of Successor or Additional General Partners by Investors holding a majority of the Units.


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




                        TRANSFER AND REPURCHASE OF UNITS


In General

     The Fund does not anticipate that a public market will develop for the Units. Transfer of Units by an Investor and purchase of Units by the Fund may, however, be accommodated under the following terms and conditions. See Article VII of the Partnership Agreement, attached hereto as Exhibit B, for a more complete discussion of transfer and repurchase issues.

Transfer of Units

     Record ownership of Units may be transferred with the consent of the General Partners, after submission of transfer documents and satisfaction of all other requirements concerning transfer set forth in Article VII of the Partnership Agreement, which is attached hereto as Exhibit B. Such transfers will be recognized by the Fund as of the first day of the first fiscal quarter following such transfer. As between transferors and transferees, Fund allocations will be recognized and distributions will be made according to the principles set forth in "Allocations and Distributions."

     Although Units are generally transferable, the Partnership Agreement imposes certain limitations on the transfer of Units (including the discretion of the General Partners to refuse to consent to such a transfer) and may require the deferral of a transfer if necessary to avoid a "termination" of the Fund for tax purposes. Therefore, the registration of any transfer of a Unit (other than a transfer by will or intestacy upon death of the transferor) will be deferred if it would result in 50% or more of all Units having been transferred by assignment or otherwise within a 12-month period. Any deferred registrations of transfer will be made (in chronological order to the extent practicable) as of the first day of the first fiscal quarter following the end of any such 12-month period.

     An Investor desiring to sell his Units will be required to comply with the minimum purchase and retention requirements and investor suitability standards imposed by applicable federal or state securities laws and the minimum purchase and retention requirements imposed by the Fund. The Fund will require that such standards be met before the General Partners consent to any transfer of Units. For example, any sale or transfer of Units in California or involving a California resident will require the prior written consent of the Commissioner of Corporations of the State of California ("Commissioner"), except as provided in the Commissioner's rules. In addition, a transfer will not be registered if, immediately thereafter, any transferor not transferring all of his Units, or any transferee, would hold less than five Units (or two Units for an IRA), or any transferor or transferee would hold a fraction of a Unit.

     Alex. Brown & Sons Incorporated, an Affiliate of the Administrative General Partner ("Alex. Brown"), intends to provide certain services to Investors desiring to sell their Units; provided, however, that such services will not be available until after the completion by the Fund of its last Property. Investors may authorize Alex. Brown to offer their Units at a price set by the Investor. Alex. Brown will attempt to notify potential buyers of the availability of such Units and the price or prices at which they are available, and will maintain records of inquiries received from potential buyers, if any. Alex. Brown will not set Unit prices, and information as to the actual market value of a Unit at any given date will not be available. To facilitate such transactions, Alex. Brown will make available to Investors, on a regular basis, the prices at which Units have been sold. Because this arrangement will not make a market for the Units, no "market orders" or "stop orders" will be accepted by Alex. Brown. It is possible that no buy orders will be received by Alex. Brown at the price specified by an Investor in his sell order. For its services in acting as agent in sales transactions, Alex. Brown may charge a fee of up to 6% of the purchase price of the Units to the buyer, which fee will be subject to change without notice. Further information about this service can be obtained from Alex. Brown. This service may be discontinued or suspended at any time without notice, and is likely to be suspended once the Fund begins to dispose of the Properties.

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



Repurchase by the Fund

     After the Termination Date of the Offering, the Fund may, in response to a request by an Investor, elect to purchase Units from the Investor upon mutually agreeable terms, provided that such purchase does not materially impair the capital or operations of the Fund. The determination of the value of any Units purchased will be based, among other factors, upon the current fair market value of the Properties and Fund assets, less its debts and obligations. Units acquired by the General Partners and Affiliates will not be eligible for purchase by the Fund. Units purchased by the Fund during any fiscal quarter will be deemed cancelled as of the first day of the fiscal quarter following the effective date of such purchase.

     THE FUND WILL NOT PURCHASE UNITS PRIOR TO THE TERMINATION DATE OF THE OFFERING, AND IS NOT OBLIGATED TO PURCHASE UNITS AT ANY TIME. THERE IS NO ASSURANCE THAT THE FUND WILL EVER PURCHASE ANY UNITS.


                           SUMMARY OF SALES MATERIALS

     In addition to and apart from this Prospectus, the Fund may utilize certain sales materials in connection with the Offering of the Units. These materials may include fact sheets to be used internally by broker-dealers, investor sales promotion brochures, prepared speeches for public seminars, videotape and slide presentations for use at public seminars, invitations to attend public seminars, letters, mailing cards, "tombstone" advertisements and a program summary to be used by the members of the selling group. Some such sales materials may not be available in certain jurisdictions. This Offering is made only by means of this Prospectus, and, other than as described above, the Fund has not authorized the use of other sales materials. Although the information contained in such sales materials does not conflict with any of the information contained in this Prospectus, such materials are not complete and should not be considered a part of this Prospectus or the Registration Statement of which this Prospectus is a part, or as incorporated in this Prospectus or said Registration Statement by reference, or as forming the basis of the Offering of the Units.


           SUMMARY OF CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT

     The rights and obligations of the Partners are governed by the Partnership Agreement, the form of which is set out in its entirety as Exhibit B to this Prospectus. Subscribers should review the Partnership Agreement carefully before subscribing for Units. The following statements and other statements in this Prospectus concerning the Partnership Agreement and related matters are merely summaries, are qualified in their entirety by reference to the Partnership Agreement and in no way modify or amend the Partnership Agreement.

Rights and Duties of the Partners

     The General Partners have the exclusive right to manage the business of the Partnership. Decisions to be made by the General Partners will be made by the joint agreement of the General Partners; provided, however, that, subject to the authority of Investors, as set forth below, the Administrative General Partner has the sole authority and power, on behalf of the Fund, to review, approve, terminate, modify, enforce, continue or otherwise deal with the Property Management Agreements, the Cash Flow Deficit Guaranty Agreement, the Guaranties of Timely and Lien-Free Completion, the Construction Contracts, the Acquisition Agreements or any other agreements between the Fund and the Development General Partner or any of his Affiliates.

     Except as limited below, the General Partners are authorized for, in the name of, and on behalf of the Fund: (i) to enter into any kind of activity and to perform and carry out contracts of any kind necessary, to, or in connection with, or incidental to the accomplishment of the purposes of the Fund, so long as such activities and contracts may be lawfully carried on or performed by a limited partnership; (ii) to engage Persons, including the Sponsors, to provide services or goods to the Fund, upon such terms as the General Partners deem fair and reasonable and in the best interest of the Fund, provided, however, that, as to certain services or goods provided by a Sponsor, (a) the compensation paid must be comparable and competitive with that of any other Person who provides comparable services or goods, and, as to services, will not exceed 90% of the competitive price that would be charged by non-affiliated persons or entities rendering similar services in the same or comparable geographic locations; (b) the compensation and other terms of such contracts must be fully disclosed to Investors in the reports of the Fund, (c) the Sponsor must have been previously engaged in the business of providing such services or goods, independent of the Fund and as an ongoing business, and (d) all such transactions must be embodied in a contract that describes the services or goods to be provided and the compensation to be paid, which contract may be modified by a vote of Investors holding a majority of the Units, and which contract must permit

                                       85